EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Inter Parfums, Inc. of (i) our report dated March 10, 2008 relating to the consolidated balance sheets of Inter Parfums, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 and the financial statements schedules of Inter Parfums, Inc. and subsidiaries and (ii) to our report dated March 10, 2008 on the effectiveness of the Inter Parfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2007. Each report appears in the December 31, 2007 Annual Report on Form 10-K of Inter Parfums, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Mazars, LLP
Mazars LLP

New York, New York
August 7, 2008